Exhibit 99.1

CONTACTS:

Investors:	Ben Matone, Inovio, 484-362-0076, ben.matone@inovio.com
Media:	Jeff Richardson, Inovio, 267-440-4211, jrichardson@inovio.com

Inovio Appoints Chief Operating Officer;

Announces Strategic Management Changes

PLYMOUTH MEETING, PA – March 12, 2019 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) announced today the appointment of Jacqueline E. Shea, PhD, as Inovio’s Chief Operating Officer (COO) and Executive Vice President. Dr. Shea is an experienced life sciences senior executive with an extensive track record of leadership, strategy development, operational management, product development and international corporate development achievements. She most recently served as CEO and COO of Aeras, the leading not-for-profit organization dedicated to developing new tuberculosis vaccines. At Inovio, Dr. Shea will be responsible for Inovio’s manufacturing, commercial, business development, and alliance management operations as well as serving as a key member of the executive team along with CFO and CSO in formulating and implementing overall corporate strategy. Dr. Shea replaces Dr. Niranjan Y. Sardesai who now serves as Chief Executive Officer of Geneos Therapeutics, a spin-out of Inovio developing personalized cancer treatments.

Across the board, Inovio has taken steps to streamline its management responsibilities to better align comprehensive development strategy from discovery to commercialization. Effective immediately, Inovio’s global clinical and R&D functions will report to Dr. Laurent Humeau, Inovio’s Chief Scientific Officer and Executive Vice President.

As a part of this realignment, Dr. Mark Bagarazzi, formerly Chief Medical Officer, has left the company. In place of the Chief Medical Officer position, Inovio’s newly formed Medical Council will oversee all clinical studies and medical-related reporting and monitoring activities and will report to Dr. Humeau. Inovio’s Medical Council comprises three of Inovio’s current Vice Presidents of Clinical Development: Prakash Bhuyan, MD (HPV program); Jeffrey Skolnik, MD, (cancer); and Scott White, MD (infectious diseases).

Dr. J. Joseph Kim, Inovio’s President and CEO, said, “This strategic reorganization will improve execution of current clinical programs and provide the management alignment to seamlessly connect new product research to commercial product candidates. Drs. Shea and Humeau are accomplished industry executives who have demonstrated their leadership qualities and delivered commercial results. In addition, the three physicians who make up our Medical Council have deep expertise in the global clinical development of Inovio’s major therapeutic areas of cancer, infectious disease and our lead program devoted to HPV diseases.”

Dr. Shea said, “I am excited by Inovio’s proven development platform and clinical pipeline and its potential to address major diseases across cancer and infection. In addition to the vaccines and immunotherapies that are in the clinic, I see the tremendous potential for the dMAb programs to drive significant value for the company and am delighted to join the leadership team developing Inovio’s portfolio of products.”

Prior to her role at Aeras, Dr. Shea held top management positions at two biotechnology companies: Emergent Product Development UK (part of Emergent BioSolutions) and Microscience Ltd; and was general manager of The Oxford-Emergent Tuberculosis Consortium, a global health joint venture formed between Oxford University and Emergent BioSolutions. She started her career as a post-doctoral researcher at Imperial College, London, where she contributed to the development of signature-tagged mutagenesis which received a Prix Galien commendation for excellence in innovative research. She received her PhD from the National Institute for Medical Research and a BSc in Applied Biology with First Class Honors from University of Bath.

About Inovio Pharmaceuticals, Inc.

Inovio is a late-stage biotechnology company focused on the discovery, development, and commercialization of DNA-based immunotherapies and vaccines that transform the treatment and prevention of cancer and infectious disease. Inovio’s proprietary technology platform applies antigen sequencing and DNA delivery to activate potent immune responses to targeted diseases. The technology functions exclusively in vivo, and has been demonstrated to consistently activate robust and fully functional T cell and antibody responses against targeted cancers and pathogens. Inovio’s most advanced clinical program, VGX-3100, is in Phase 3 for the treatment of HPV-related cervical pre-cancer. Also in development are Phase 2 immuno-oncology programs targeting HPV-related cancers, bladder cancer, and glioblastoma, as well as platform development programs in hepatitis B, Zika, Ebola, MERS, and HIV. Partners and collaborators include AstraZeneca, Regeneron, Roche/Genentech, ApolloBio Corporation, The Wistar Institute, The Bill & Melinda Gates Foundation, the University of Pennsylvania, Parker Institute for Cancer Immunotherapy, CEPI, DARPA, GeneOne Life Science, Plumbline Life Sciences, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, Drexel University, and Laval University. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including Dr. Shea’s responsibilities, the role of our newly formed Medical Council and anticipated benefits of our strategic reorganization. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including our ability to successfully implement the strategic reorganization and effectively integrate and transition changes in management, our ongoing business needs and other factors set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and other regulatory filings we make from time to time. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.